Exhibit 99.(a)

Principal Life Insurance Company Board Resolution No. 14363

(passed November 30-December 1, 2015)

RESOLVED,

WHEREAS, Principal Life Insurance Company (the “Company”) issues individual and group variable annuity contracts for which a separate account, Principal Life Insurance Company Separate Account B (“Separate Account B”), has been established;

NOW, THEREFORE, BE IT RESOLVED, that the appropriate officers of the Company, as designated by the Chief Executive Officer, the President or the Chairman of the Board, are hereby authorized to prepare, execute and file with the Securities and Exchange Commission in accordance with the provisions of either the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, any undertakings, no-action requests, consents, applications for exemptions from the 1940 Act or other applicable federal laws, and any amendments to the foregoing as the empowered officers of the Company shall deem necessary or appropriate in connection with Separate Account B.

BE IT FURTHER RESOLVED, that the officers so designated are hereby authorized to take such further action as in their judgment may be necessary or desirable to effect the purposes of this resolution.